Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GUIDANCE SOFTWARE, INC.

ARTICLE ONE: NAME

The name of the Corporation is Guidance Software, Inc.

ARTICLE TWO: REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the state of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE THREE: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR: CAPITALIZATION

A. AUTHORIZED CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is 110,000,000 shares, divided into two classes consisting of 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

B. PREFERRED STOCK

The Board of Directors is authorized to provide for the issuance from time to time of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable provisions of the DGCL (a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, with such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors (as such resolutions may be amended by a resolution or resolutions subsequently adopted by the Board of Directors), and as are not stated and expressed in this Amended and Restated Certificate of Incorporation including, but not limited to, determination of any of the following:

(a)	the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except where otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board of Directors;

(b)	the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative, and if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

(c)	the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(d)	whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(f)	whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g)	the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h)	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

(i)	whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

(j)	any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors in the applicable Preferred Stock Certificate of Designation as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders. In addition, except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.

C. COMMON STOCK

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the preferred Stock or any series. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.

1. Voting Rights.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

2. Dividends.

As, if and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

3. Liquidation.

The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock as a result of the liquidation, dissolution or winding up of the Corporation.

D. STOCK OWNERSHIP

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE FIVE: VOTING; AMENDMENTS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation or any amendment thereof without the assent or vote of the stockholders of the Corporation. Notwithstanding any other provisions of the Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation and in addition to any other vote required by law, the stockholders may, at any annual or special meeting of the stockholders of the Corporation, duly called and upon proper notice thereof, make, alter, amend or repeal the Bylaws or any amendment thereof by the affirmative vote by the holders of not less than a majority of the shares of stock entitled to vote generally in the election of directors.

ARTICLE SIX: DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors having that number of directors set out in the Bylaws of the Corporation as adopted or as set forth from time to time by a duly adopted amendment thereto by the Board of Directors or stockholders of the Corporation.

A. NUMBER, TERM

The Board of Directors shall consist of not fewer than 5 nor more than 11 directors, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. Each director (other than directors elected by one or more series of Preferred Stock) shall serve for a term ending on the date of the first annual meeting of stockholders next following the annual meeting at which such director was elected.

Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this Article SIXTH unless otherwise provided for in the certificate of designation for such classes or series.

B. REMOVAL

In addition to any other vote required by law, no director (other than directors elected by one or more series of Preferred Stock) may be removed from office by the stockholders except for upon the affirmative vote of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

C. VACANCIES

Subject to the rights of the holders of any Preferred Stock then outstanding and to any limitations set forth in the DGCL, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall only be filled by the Board of Directors. If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office. Any director elected by the Board of Directors to fill any vacancy shall hold office for a term that shall coincide with the remaining term of the class of directors to which such person has been elected.

D. ELECTION

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE SEVEN: EXISTENCE

The Corporation shall have perpetual existence

ARTICLE EIGHT: LIABILITY AND INDEMNIFICATION

A. LIABILITY

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director to the extent not permitted under the DGCL. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation shall not be liable to the fullest extent permitted by the amended DGCL. For purposes of this Article Seven, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to another corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

B. INDEMNIFICATION

The corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the DGCL.

No amendment to or repeal of the provisions of this Article Nine shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

ARTICLE NINE: STOCKHOLDER MEETINGS

A. CALLING A MEETING

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board of Directors or the Chief Executive Officer or at the written request of a majority of the members of the Board of Directors and may not be called by any other person; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the DGCL, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

B. ACTION BY WRITTEN CONSENT

Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

C. ADVANCE NOTICE

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation or any amendment thereof.

ARTICLE TEN: PREEMPTIVE AND PREFERENTIAL RIGHTS

No stockholder of the Corporation shall have any preemptive or preferential right, nor be entitled to such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class or series, whether issued for cash or for consideration other than cash, or of any issue of securities convertible into stock of the Corporation.

ARTICLE ELEVEN: CORPORATE POWER

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.